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                                                           EXHIBIT 11

               THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                Three Months Ended March 31, 2002 and 2001
                   (In millions, except per share data)


        (in millions)                              2002          2001
         -----------                             ------        ------
        EARNINGS
         Basic:
          Net income, as reported                  $139          $202
          Preferred stock dividends,
           net of taxes                              (2)           (2)
          Premium on preferred
           shares redeemed                           (3)           (2)
                                                 ------        ------
           Net income available
             to common shareholders                $134          $198
                                                 ======        ======
         Diluted:
          Net income available to
           common shareholders                     $134          $198
           Effect of dilutive securities:
            Convertible preferred stock               2             2
            Zero coupon convertible notes             1             1
                                                 ------        ------
           Net income, as adjusted                 $137          $201
                                                 ======        ======


        COMMON SHARES
         Basic:
          Weighted average common
           shares outstanding                       208           217
                                                 ======        ======
         Diluted:
          Weighted average common
           shares outstanding                       208           217
          Effect of dilutive securities:
           Stock options                              3             4
           Convertible preferred stock                6             6
           Zero coupon coupon convertible notes       3             3
                                                 ------        ------
                Total                               220           230
                                                 ======        ======

        EARNINGS PER COMMON SHARE
          Basic                                   $0.65         $0.91
                                                 ======        ======

          Diluted                                 $0.63         $0.87
                                                 ======        ======